Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230568

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum aggregate offering price	Amount of registration fee(1)
Depositary Shares each representing a 1/1000th ownership interest in a share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K	$250,000,000	$30,300
4.95% Non-Cumulative Perpetual Preferred Stock, Series K	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)

No separate consideration will be payable in respect of 10,000 shares of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, which are issued in connection with the Registrant’s offering of the Depositary Shares.

Prospectus supplement

(To prospectus dated March 28, 2019)

10,000,000 Depositary Shares

Each Representing a 1/1000th Ownership Interest in a Share of

4.95% Non-Cumulative Perpetual Preferred Stock, Series K

We are offering 10,000,000 depositary shares (“Depositary Shares”) each representing a 1/1000th ownership interest in a share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, no par value, $25,000 liquidation preference per share (equivalent to $25 per Depositary Share), or “Series K Preferred Stock,” of Fifth Third Bancorp, deposited with American Stock Transfer & Trust Company, LLC, as depositary. The Depositary Shares will be evidenced by depositary receipts. As a holder of Depositary Shares, you will be entitled to all proportional rights and preferences of the Series K Preferred Stock (including dividend, voting, redemption and liquidation rights, if any). You must exercise such rights through the depositary.

Commencing on September 17, 2019, dividends on the Series K Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.95%. Dividends on the liquidation preference of $25,000 per share of Series K Preferred Stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on each of March 31, June 30, September 30, and December 31, beginning on December 31, 2019.

If our board of directors has not declared a dividend on the Series K Preferred Stock before the dividend payment date for any dividend payment period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend payment period, and we will have no obligation to pay dividends for such dividend payment period, whether or not dividends on the Series K Preferred Stock are declared for any future dividend payment period.

The Series K Preferred Stock has no stated maturity date. Subject to obtaining all required regulatory approvals, at our option, from time to time, on any dividend payment date on or after September 30, 2024, we may redeem the Series K Preferred Stock and the related Depositary Shares, in whole or in part, at 100% of their liquidation preference, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends. In addition, the Series K Preferred Stock and the related Depositary Shares may be redeemed, at our option, subject to obtaining all required regulatory approvals, in whole but not in part, at any time, following the occurrence of a “regulatory capital event,” as described herein, at 100% of their liquidation preference, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series K Preferred Stock will rank equally with our outstanding Series H Preferred Stock, Series I Preferred Stock, and Series J Preferred Stock, and the Class B Preferred Stock, Series A (the “Series A Class B Preferred Stock”), junior to our secured and unsecured debt, and senior to our common stock. The Series K Preferred Stock will not have voting rights, except as required by Ohio law and described under “Description of the Series K Preferred Stock—Voting rights.”

We have applied for listing of the Depositary Shares on the NASDAQ Global Select Market. If the listing is approved, trading of the Depositary Shares is expected to commence within the 30-day period after the original issue date of the Series K Preferred Stock.

Investing in the Depositary Shares representing interests in the Series K Preferred Stock involves risks. See “Risk factors” beginning on page S-6 of this prospectus supplement to read about important factors you should consider before buying the Depositary Shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Depositary Shares and the Series K Preferred Stock are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Depositary Share	Total
Initial public offering price(1)	$25.00	$250,000,000.00
Underwriting discounts(2)	$0.7496	$7,495,525.00
Proceeds to us before expenses	$24.2504	$242,504,475.00

(1)	Plus declared dividends, if any, on the Series K Preferred Stock from September 17, 2019 to the date of delivery.
(2)

Reflects 706,000 Depositary Shares sold to institutional investors for which the underwriters received an underwriting discount of $0.25 per Depositary Share and 9,294,000 Depositary Shares sold to retail investors for which the underwriters received an underwriting discount of $0.7875 per Depositary Share.

The underwriters expect to deliver the Depositary Shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 17, 2019 (T+3).

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Wells Fargo Securities	UBS Investment Bank

Co-Manager

Fifth Third Securities

Prospectus Supplement dated September 12, 2019

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third Bancorp,” “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement may be used only for the purpose for which it has been prepared. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Directive / Prohibition of Sales to EEA Retail Investors

Neither the Depositary Shares nor the Series K Preferred Stock are intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive as implemented in member states of the EEA.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until this offering is completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 1, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, filed on May 10 and August 8, 2019, respectively;

•

Current Reports on Form 8-K filed on January 23, 2019, January 25, 2019, March  7, 2019, March 11, 2019, March  15, 2019, March 18, 2019, March  22, 2019, April 16, 2019, April  26, 2019, May 20, 2019 (as amended on July 3), May  24, 2019, May 30, 2019, June  20, 2019, June 27, 2019, June  28, 2019, August 2, 2019, August 6, 2019 (as amended on August 6), August 8, 2019, August 9, 2019, August 16, 2019, August  26, 2019 and August 28, 2019; and

•	Proxy Statement on Schedule 14A dated March 6, 2019.

Effective January 1, 2018, Fifth Third adopted ASU 2016-01—Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The adoption, which was applied retrospectively, did not have a material impact on the Consolidated Financial Statements. However, equity securities affected by the guidance, which were previously classified as trading or available-for-sale, have been reclassified in the Consolidated Balance Sheets as equity securities. Fifth Third provided disclosure of this change within Note 3 to the Condensed Consolidated Financial Statements and other qualitative information reported within the quarterly report on Form 10-Q for the quarter ended September 30, 2018.

You can obtain a copy of these Fifth Third filings at no cost on Fifth Third’s website, http://www.53.com under the “Investor Relations” link, then under the heading “Financial Information” and then under the subheading “SEC Filings”. The information contained on our website is not incorporated into this prospectus supplement or accompanying prospectus except as described in this section of this prospectus supplement. You also may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Office of the Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10909F

Cincinnati, OH 45263

(513) 534-4300

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Forward-looking statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) deteriorating credit quality; (2) loan concentration by location or industry of borrowers or collateral; (3) problems encountered by other financial institutions; (4) inadequate sources of funding or liquidity; (5) unfavorable actions of rating agencies; (6) inability to maintain or grow deposits; (7) limitations on the ability to receive dividends from subsidiaries; (8) cyber-security risks; (9) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (10) failures by third-party service providers; (11) inability to manage strategic initiatives and/or organizational changes; (12) inability to implement technology system enhancements; (13) failure of internal controls and other risk management systems; (14) losses related to fraud, theft or violence; (15) inability to attract and retain skilled personnel; (16) adverse impacts of government regulation; (17) governmental or regulatory changes or other actions; (18) failures to meet applicable capital requirements; (19) regulatory objections to Fifth Third’s capital plan; (20) regulation of Fifth Third’s derivatives activities; (21) deposit insurance premiums; (22) assessments for the orderly liquidation fund; (23) replacement of LIBOR; (24) weakness in the national or local economies; (25) global political and economic uncertainty or negative actions; (26) changes in interest rates; (27) changes and trends in capital markets; (28) fluctuation of Fifth Third’s stock price; (29) volatility in mortgage banking revenue; (30) litigation, investigations and enforcement proceedings by governmental authorities; (31) breaches of contractual covenants, representations and warranties; (32) competition and changes in the financial services industry; (33) changing retail distribution strategies, customer preferences and behavior; (34) risks relating to the merger with MB Financial, Inc. and Fifth Third’s ability to realize the anticipated benefits of the merger; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events or other natural disasters; and (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; and (44) such other risks discussed throughout the “Risk Factors” section of this prospectus supplement, and throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

S-iv

(“MD&A”) in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2018. See “Where you can find more information.”

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Summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Depositary Shares representing interests in the Series K Preferred Stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, which are described under “Where you can find more information.”

Fifth Third Bancorp

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2019, Fifth Third had $168.8 billion in assets and operated 1,207 full-service Banking Centers and 2,551 Fifth Third branded ATMs in ten states throughout the Midwestern and Southeastern regions of the U.S. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. As of June 30, 2019, Fifth Third had $399 billion in assets under care, of which it managed $46 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where you can find more information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

Depositary

The depositary for the Depositary Shares will be American Stock Transfer & Trust Company, LLC.

This Offering

Issuer	Fifth Third Bancorp.

Securities offered	10,000,000 Depositary Shares each representing a 1/1000th ownership interest in a share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, no par value, $25,000 liquidation preference per share (equivalent to $25 per Depositary Share), or “Series K Preferred Stock,” of Fifth Third Bancorp. Each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Series K Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series K Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights, if any).

We reserve the right to re-open this series of preferred stock and issue additional shares of Series K Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Series K Preferred Stock. The additional shares would form a single series together with all previously issued shares of Series K Preferred Stock. In the event we issue additional shares of Series K Preferred Stock, we will cause a corresponding number of additional Depositary Shares to be issued.

Dividend rate	Commencing on September 17, 2019 and continuing for so long as any shares of Series K Preferred Stock remain outstanding, dividends on the Series K Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.95%. Dividends not declared with respect to any dividend payment period shall not be cumulative. Accordingly, if our board of directors does not declare a dividend on the Series K Preferred Stock payable in respect of any dividend payment period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend payment period on the dividend payment date or at any future time, whether or not dividends on the Series K Preferred Stock are declared for any future dividend payment period.

Upon the payment of any dividends on the Series K Preferred Stock, holders of Depositary Shares will receive a related proportionate payment.

Dividend payment dates	Dividends will be payable when, as and if declared by our board of directors, quarterly in arrears, on each March 31, June 30, September 30, and December 31, beginning on December 31, 2019.

Ranking	With respect to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up, the Series K Preferred Stock will rank:

•	senior to Fifth Third’s common shares;

•

equally with our 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H (the “Series H Preferred Stock”); our 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (the “Series I Preferred Stock”); our 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J (the “Series J Preferred Stock”); and our 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (the “Series A Class B Preferred Stock”);

•

at least equally with all shares of preferred stock and all other equity securities the terms of which provide that such preferred stock or other equity securities rank on a parity with the Series K Preferred Stock; and

•	junior to Fifth Third’s secured and unsecured debt.

Our common stock and any preferred stock or other equity securities designated as ranking junior to the Series K Preferred Stock are referred to in this prospectus supplement as “junior stock.”

The terms of the Series K Preferred Stock will provide that we will not issue any series of preferred stock in the future that ranks senior to the Series K Preferred Stock, but we may issue additional series ranking junior to or on a parity with the Series K Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Fifth Third.

Redemption	Subject to receiving all required regulatory approvals, we may redeem the Series K Preferred Stock at our option (i) in whole or in part, on any dividend payment date on or after September 30, 2024 and (ii) in whole, but not in part, at any time following the occurrence of a “regulatory capital event.” See “Description of the Series K Preferred Stock—Redemption.” There will be no sinking fund for the redemption or purchase of the Series K Preferred Stock or the Depositary Shares. No holder of the Series K Preferred Stock or of the Depositary Shares will have the right to require the redemption of the Series K Preferred Stock.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, holders of Series K Preferred

Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount”, equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current dividend payment period to the date of liquidation. Holders of the Series K Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders of our capital stock ranking equally on liquidation to the Series K Preferred Stock, but only after payment or provision for payment of our debts and other liabilities. Holders of the Series K Preferred Stock will be entitled to receive such Total Liquidation Amount before any distribution of assets is made to holders of our common stock or any other securities ranking, as to liquidation distributions, junior to the Series K Preferred Stock. Upon any distributions, proportional distributions will be made to holders of Depositary Shares.

Voting rights	Holders of the Series K Preferred Stock will have no voting rights, except as otherwise provided by applicable Ohio law. See “Description of the Series K Preferred Stock—Voting rights.”

Maturity	The Series K Preferred Stock does not have any maturity date, and we are not required to redeem the Series K Preferred Stock. Accordingly, the Series K Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive all required regulatory approvals to do so.

Preemptive rights	Holders of shares of Series K Preferred Stock will have no preemptive rights.

Conversion rights	Holders of shares of Series K Preferred Stock will have no conversion rights.

Tax consequences	Holders of the Depositary Shares will generally be treated as holders of the Series K Preferred Stock for U.S. federal income tax purposes. Any distribution with respect to the Series K Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when paid. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction. There are circumstances under which this deduction may not be available.

See “Certain U.S. federal income tax considerations.”

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include repurchases of shares of our common stock. This offering is being undertaken as part of our 2019 capital plan as approved by our board of directors. Additional capital actions may be undertaken by us pursuant to our capital plan.

Listing	We have applied for listing of the Depositary Shares on the NASDAQ Global Select Market. If the listing is approved, trading of the Depositary Shares is expected to commence within the 30-day period after the original issue date of the Series K Preferred Stock.

Form	The Series K Preferred Stock will be issued only in fully registered form.

Depositary	American Stock Transfer & Trust Company, LLC will be the depositary for the Depositary Shares.

Transfer agent and registrar	American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar and paying agent for the Series K Preferred Stock.

Conflicts of interest	Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of the Depository Shares to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121. See “Underwriting (conflicts of interest)”.

Risk factors

In considering whether to invest in the Depositary Shares and the Series K Preferred Stock, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Depositary Shares and the Series K Preferred Stock involves risk. Please see the “Risk factors” section in Fifth Third’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as updated from time to time by our filings made with the SEC after the Form 10-K, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. Risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the Depositary Shares and the Series K Preferred Stock.

The Series K Preferred Stock is equity and is subordinate to our existing and future secured and unsecured indebtedness.

The shares of Series K Preferred Stock will be equity interests and will not constitute indebtedness of Fifth Third. This means that the Depositary Shares, which represent fractional interests in shares of the Series K Preferred Stock, will rank junior to all of our and our subsidiaries’ existing and future indebtedness, including subordinated debt, and our other non-equity claims with respect to assets available to satisfy claims against Fifth Third, including claims in the event of a liquidation of Fifth Third. As of June 30, 2019, our total consolidated liabilities were approximately $148.1 billion, and we may incur additional indebtedness in the future.

The terms of the Series K Preferred Stock place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “—Holders of the Series K Preferred Stock and the Depositary Shares will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Series K Preferred Stock.

Dividends on the Series K Preferred Stock are discretionary and non-cumulative.

Dividends on the Series K Preferred Stock are discretionary and non-cumulative. We have no obligation to declare and pay dividends in respect of a dividend payment period after the dividend payment date for such period. If our board of directors does not declare and pay dividends on the Series K Preferred Stock and the related Depositary Shares, you will not receive dividends for that dividend payment period and the market price of your Depositary Shares may decline.

If Fifth Third is deferring payments on outstanding junior subordinated debt securities or is in default under the indentures governing those securities, Fifth Third will be prohibited from declaring or paying dividends on the Series K Preferred Stock.

Under the terms of our outstanding junior subordinated deferrable interest debentures (referred to as “junior subordinated debt securities”), we are prohibited from declaring or paying any dividends or distributions on preferred stock, including on the Series K Preferred Stock, or purchasing, redeeming, acquiring, or making a liquidation payment on the Series K Preferred Stock, if a default under the indenture governing those junior subordinated debt securities (or under the corresponding guarantee) has occurred and is continuing or at any time when we are deferring payments of interest on those junior subordinated debt securities.

Without notice to or consent from the holders of the Series K Preferred Stock, we may also issue additional series of junior subordinated debt securities or other securities in the future with terms similar to our existing junior subordinated debt securities. The terms of our existing junior subordinated debt securities and any future securities that are senior to the Series K Preferred Stock could result in dividends on the Series K Preferred Stock not being paid to you.

Our ability to pay dividends on the Series K Preferred Stock may be limited by federal regulatory considerations and the results of operations of our subsidiaries.

We are a bank holding company that conducts substantially all of our operations through our banking and other subsidiaries, and our ability to make dividend payments on the Series K Preferred Stock and the related Depositary Shares depends primarily upon the receipt of dividends and other distributions from our subsidiaries. Payments to us by our subsidiaries also will be contingent upon those subsidiaries’ earnings and business considerations. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of Depositary Shares to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

There are also various regulatory restrictions on the ability of our banking and other subsidiaries to pay dividends or make other payments to us. In particular, federal and state banking laws regulate the amount of dividends that may be paid by our banking subsidiary without prior approval.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to larger banks and bank holding companies, including us. The federal banking regulators issued final rules, which, among other things, are intended to implement in the United States the Basel Committee on Banking Supervision’s regulatory capital guidelines, including the reforms known as Basel III. The final Basel III capital standards (the “Final Rules”) issued by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) provide that distributions (including dividend payments and redemptions) on additional Tier 1 capital instruments may only be paid out of our net income, retained earnings, or surplus related to other additional Tier 1 capital instruments. The Final Rules include a capital conservation buffer on top of the minimum risk-based capital ratios. Failure to maintain a capital conservation buffer above certain levels will result in restrictions on our ability to make dividend payments, redemptions or other capital distributions. These requirements, and any other new regulations or capital distribution constraints, could adversely affect the ability of our banking subsidiary to pay dividends to us and our ability to pay dividends on the Series K Preferred Stock and the related Depositary Shares.

Furthermore, the Comprehensive Capital Analysis and Review (“CCAR”) requires Fifth Third to submit a board approved capital plan to the Federal Reserve Board periodically, with the next CCAR cycle occurring during the first quarter of 2020. The mandatory elements of the capital plan are an assessment of the expected use and sources of capital over the planning horizon, a description of all planned capital actions over the planning horizon (including dividends on and redemptions of common and preferred stock), a discussion of any expected changes to Fifth Third’s business plan that are likely to have a material impact on its capital adequacy or liquidity, a detailed description of Fifth Third’s process for assessing capital adequacy and Fifth Third’s capital policy. The Federal Reserve Board’s review of Fifth Third’s capital plan assesses the comprehensiveness of the capital plan, the reasonableness of the assumptions and the analysis underlying the capital plan. Additionally, the Federal Reserve Board reviews the robustness of the capital adequacy process, the capital policy and Fifth Third’s ability to maintain capital above the minimum regulatory capital ratios (including new minimum regulatory capital ratios under the Final Rules as they are phased in) and above a Tier 1 common ratio of 5 percent on a pro forma basis under expected and stressful conditions throughout the nine-quarter planning horizon.

The Federal Reserve Board also assesses Fifth Third’s transition plan to meet the higher capital standards under the Final Rules on a fully phased-in basis. The Federal Reserve Board issues an objection or non-objection to Fifth Third’s capital plan, and an objection may limit Fifth Third’s ability to pay dividends on or redeem the Series K Preferred Stock.

The Federal Reserve Board may also, as a supervisory matter, otherwise limit our ability to pay dividends on the Series K Preferred Stock.

In addition, the Series K Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Investors should not expect Fifth Third to redeem the Series K Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series K Preferred Stock is a perpetual equity security. This means the Series K Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of the holders, including holders of the Depositary Shares. Although we may redeem the Series K Preferred Stock in whole or in part, from time to time, on any dividend payment date on or after September 30, 2024, or earlier following the occurrence of a “regulatory capital event,” in each case subject to certain conditions and as described herein, you should not assume that we will do so.

The Series K Preferred Stock may, subject to our obtaining all required regulatory approvals, be redeemed at our option on any dividend payment date on or after September 30, 2024, or at any time following the occurrence of a regulatory capital event.

Subject to obtaining all required regulatory approvals, we may redeem the Series K Preferred Stock at our option (i) in whole or in part, from time to time, on any dividend payment date, on or after September 30, 2024, and (ii) in whole, but not in part, at any time following the occurrence of a “regulatory capital event” as described herein in each case, at a redemption price per share equal to the fixed liquidation preference of $25,000 per share, plus an amount equal to any declared but unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. Any decision we may make at any time to propose a redemption of the Series K Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our ability to redeem the Series K Preferred Stock is subject to regulatory and supervisory limitations. Under the current Federal Reserve Board risk-based capital guidelines applicable to bank holding companies, any redemption of the Series K Preferred Stock is subject to prior approval of the Federal Reserve Board. In addition, under the Final Rules, before we can redeem the Series K Preferred Stock, or immediately thereafter, we must either replace the Series K Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 capital instruments, or demonstrate to the satisfaction of the Federal Reserve Board that following redemption, we will continue to hold capital commensurate with our risk. We cannot assure you that the Federal Reserve Board will approve any redemption of the Series K Preferred Stock that we may propose. Furthermore, under the Final Rules, failure to maintain a capital conservation buffer above certain levels will result in restrictions on our ability to make dividend payments, redemptions or other capital distributions. Our ability to redeem the Series K Preferred Stock may also be limited if the Federal Reserve Board objects to our capital plan as part of the CCAR process.

Holders of the Series K Preferred Stock and the Depositary Shares will have limited voting rights regardless of whether we have paid dividends on the Series K Preferred Stock.

Holders of the Series K Preferred Stock and the Depositary Shares will have no voting rights except as required by Ohio law and with respect to authorizing or increasing the amount of stock senior to the

Series K Preferred Stock, and certain changes in the terms of the Series K Preferred Stock, as described under “Description of the Series K Preferred Stock—Voting rights.” Moreover, the terms of the Series K Preferred Stock do not provide any additional voting upon non-payment of dividends (e.g. there is no right to elect any directors to our board of directors).

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.

There can be no assurance about the market price for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market price of the Depositary Shares. Factors that might influence the market value of the Depositary Shares include:

•	whether we skip or are likely to skip dividends on the Series K Preferred Stock from time to time;

•	our creditworthiness;

•	interest rates generally and expectations regarding changes in rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.

There may be future sales or other dilution of our preferred stock, which may adversely affect the market price of the Depositary Shares or the underlying Series K Preferred Stock.

Except as described under “Underwriting (conflicts of interest),” we are not restricted from issuing additional preferred stock ranking pari passu with, or junior to, the Series K Preferred Stock, or any substantially similar securities. The market price of the Depositary Shares or the underlying Series K Preferred Stock could decline as a result of sales of additional Series K Preferred Stock or other similar securities in the market made after this offering or the perception that such sales could occur.

You are making an investment decision about the Depositary Shares, as well as the Series K Preferred Stock.

As described in this prospectus supplement, we are issuing fractional ownership interests in shares of our Series K Preferred Stock. Those fractional ownership interests take the form of Depositary Shares. The depositary will rely solely on the dividend payments on the Series K Preferred Stock, if any, it receives from us to fund all dividend payments on the Depositary Shares. You should review carefully the information in this prospectus supplement and the accompanying prospectus regarding our Depositary Shares and Series K Preferred Stock.

The Series K Preferred Stock and the related Depositary Shares may not have an active trading market.

The Series K Preferred Stock and the related Depositary Shares are new issues with no established trading market. Although we have applied to have the Depositary Shares listed on the NASDAQ Global Select Market, there is no guarantee that we will be able to list the Depositary Shares. Even if the

Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of the Series K Preferred Stock except as represented by the Depositary Shares.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Series K Preferred Stock and the Depositary Shares, could cause the liquidity or trading price of the Depositary Shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Series K Preferred Stock, the Depositary Shares, or our credit ratings generally could affect the trading price of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series K Preferred Stock and the Depositary Shares, based on their overall view of our industry.

Rating agencies may change rating methodologies.

The rating agencies that currently or may in the future publish a rating for us, the Series K Preferred Stock or the Depositary Shares may from time to time in the future change the methodologies that they use for analyzing us or securities with features similar to the Series K Preferred Stock or the Depositary Shares, respectively. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series K Preferred Stock, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Series K Preferred Stock are subsequently lowered or “notched” further, the trading price and liquidity of the Series K Preferred Stock and related Depositary Shares could be adversely affected.

Use of proceeds

We expect to receive net proceeds from the sale of the Depositary Shares of approximately $241,854,475 after estimated expenses and commissions to be paid by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include repurchases of shares of our common stock. This offering is being undertaken as part of our 2019 capital plan as approved by our board of directors. Additional capital actions may be undertaken by us pursuant to our capital plan.

Regulatory considerations

The Federal Reserve Board regulates, supervises and examines Fifth Third Bancorp as a bank holding company and as a company that has previously elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended. Fifth Third Bancorp’s depository institution subsidiary, Fifth Third Bank, is also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement.

On September 10, 2019, Fifth Third Bank received approval to convert from an Ohio state-chartered bank to a national banking association. Upon conversion Fifth Third Bank will be subject to the supervision and regulation of the Office of the Comptroller of the Currency (“OCC”).

Description of the Series K Preferred Stock

The following is a brief description of the terms of the Series K Preferred Stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and as may be amended from time to time, and the amendment thereto creating the Series K Preferred Stock.

General

Under our Articles of Incorporation, we have authority to issue up to a) 500,000 shares of preferred stock, no par value (including the Series K Preferred Stock), of which 24,000 shares of the Series H Preferred Stock, 18,000 shares of Series I Preferred Stock, and 30,000 shares of the Series J Preferred Stock are issued and outstanding, and b) 500,000 shares of Class B Preferred Stock, no par value, of which 200,000 shares of Series A Class B Stock are issued and outstanding.

We are offering 10,000,000 Depositary Shares representing 10,000 shares of Series K Preferred Stock in the aggregate by this prospectus supplement.

Dividends

Commencing on September 17, 2019 and continuing as long as any Series K Preferred Stock remains outstanding, dividends on the Series K Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.95%.

When issued, the Series K Preferred Stock will have a fixed liquidation preference of $25,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Series K Preferred Stock will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any declared and unpaid dividends, including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current dividend payment period to the date of liquidation, without regard to any undeclared dividends. Distributions will be made pro rata as to the Series K Preferred Stock and any other equity securities designated as ranking pari passu with the Series K Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Fifth Third and only to the extent of Fifth Third’s assets, if any, that are available after satisfaction of all liabilities to creditors and distributions to holders of senior securities.

Dividends on the liquidation preference of $25,000 per share of Series K Preferred Stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on March 31, June 30, September 30, and December 31, beginning on December 31, 2019. Each dividend payment date will relate to the immediately preceding dividend payment period. If any of those dividend payment dates or any date fixed for payment upon redemption is not a business day, then such payment will be payable on the next succeeding business day without any increase in the amount payable as a result of such postponement.

Dividends on shares of Series K Preferred Stock will not be cumulative and will not be mandatory. Accordingly, if our board of directors does not declare a dividend on the Series K Preferred Stock payable in respect of any dividend payment period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend payment period on the dividend payment date or at any future time, whether or not dividends on the Series K Preferred Stock are declared for any future dividend payment period.

Declared dividends, if any, will be paid to holders of record of Series K Preferred Stock on the respective date fixed for that purpose by our board of directors in advance of payment of each particular declared dividend (a “record date”). Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series K Preferred Stock.

A “dividend payment period” means each period commencing on, and including, a dividend payment date and ending on, but excluding, the next succeeding dividend payment date, except that the first dividend payment period shall commence on, and include, the original issuance date of the Series K Preferred Stock and end on, but exclude, December 31, 2019.

The dividend payable on the Series K Preferred Stock for any dividend payment period will be computed on the basis of a 360-day year of twelve 30-day months.

The Series K Preferred Stock will rank senior to our common stock with respect to the payment of dividends to the extent provided in the Articles of Incorporation. As a result, so long as any shares of Series K Preferred Stock remain outstanding, unless the full dividends for the then-current dividend payment period on all outstanding shares of Series K Preferred Stock have been paid, or declared and funds set aside therefore, on any day in the immediately succeeding dividend payment period, no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and we and our subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will we pay to or make available any monies for a sinking fund for the redemption of any junior stock. The foregoing provisions shall not restrict the ability of any of our affiliates to engage in any market-making transactions in our junior stock in the ordinary course of business.

Our board of directors may, in its discretion, choose to pay dividends on the Series K Preferred Stock without the payment of any dividends on our common stock (or any of our other stock ranking, as to the payment of dividends, junior to the Series K Preferred Stock). No dividends may be declared or paid or set apart for payment on any Series K Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of our stock ranking, as to the payment of dividends, senior to Series K Preferred Stock. On any dividend payment date for which dividends are not paid, or declared and funds set aside therefor, on the Series K Preferred Stock and any Dividend Parity Stock, all dividends paid or declared for payment on that dividend payment date with respect to the Series K Preferred Stock and the Dividend Parity Stock will be shared ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to dividend payment periods prior to the then-current dividend payment period, in proportion to their respective amounts of undeclared and unpaid dividends relating to such prior dividend payment periods. Thereafter, such dividends paid or declared for payment on that dividend payment date with respect to the Series K Preferred Stock and the Dividend Parity Stock shall be shared by holders of the shares of Series K Preferred Stock and the Dividend Parity Stock on a pro rata basis.

“Dividend Parity Stock” refers to shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking pari passu with the Series K Preferred Stock as to payment of dividends.

Ranking

The Series K Preferred Stock will rank junior to our secured and unsecured debt, including subordinated debt.

The Series K Preferred Stock will rank senior to our common stock, and to all other of our equity securities that we may issue in the future that by their terms rank junior to the Series K Preferred Stock, with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

The Series K Preferred Stock will rank equally with our outstanding Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, and Series A Class B Stock. The Series K Preferred Stock will rank equally with any shares of preferred stock and with all other equity securities that we may issue in the future, the terms of which provide that such preferred stock or other equity securities will rank equally with the Series K Preferred Stock with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

The terms of the Series K Preferred Stock will provide, that we will not issue any series of preferred stock in the future that ranks senior to the Series K Preferred Stock, but we may issue additional series ranking junior to or on a parity with the Series K Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Fifth Third. Our Series H Preferred Stock, our Series I Preferred Stock, our Series J Preferred Stock, and our Series A Class B Stock contain similar provisions.

Maturity

The Series K Preferred Stock does not have a maturity date, and we are not required to redeem the Series K Preferred Stock. In addition, we are not required to set aside funds to redeem the Series K Preferred Stock. Accordingly, the Series K Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.

Redemption

Subject to receiving all required regulatory approvals, we may redeem the Series K Preferred Stock at our option, in whole or in part, on any dividend payment date, on or after September 30, 2024 at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends.

We may also redeem the Series K Preferred Stock at our option, in whole but not in part, at any time upon our good faith determination that an event has occurred that would constitute a “regulatory capital event.” If we exercise our option upon such an event, subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve Board, if required), we will provide notice of our intent to redeem the Series K Preferred Stock in accordance with the procedures described below, and subsequently redeem in whole, but not in part, the shares of Series K Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends.

A “regulatory capital event” means our reasonable determination that as a result of any:

•

amendment to, clarification of, or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision of the United States that is enacted or becomes effective on or after the date we first issue shares of the Series K Preferred Stock, which date is expected to be September 17, 2019;

•

proposed change in the laws or regulations of the United States or any political subdivision of the United States that is announced or becomes effective on or after the date we first issue shares of the Series K Preferred Stock, which date is expected to be September 17, 2019; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of the United States or any political subdivision of the United States that is announced on or after the date we first issue shares of the Series K Preferred Stock, which date is expected to be September 17, 2019, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of all shares of Series K Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency). We will not exercise our option to redeem any shares of preferred stock without obtaining the approval of the Federal Reserve (or any successor appropriate federal banking agency) as required by applicable law.

Under the current Federal Reserve Board’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series K Preferred Stock is subject to prior approval of the Federal Reserve Board. In addition, under the Final Rules, before we can redeem the Series K Preferred Stock, or immediately thereafter, we must either replace the Series K Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 capital instruments, or demonstrate to the satisfaction of the Federal Reserve Board that following redemption, we will continue to hold capital commensurate with our risk.

We may redeem the Series K Preferred Stock upon not less than 30 and not more than 60 days’ notice, which notice will be irrevocable, at a price of 100% of the liquidation preference of the redeemed Series K Preferred Stock, plus declared but unpaid dividends, if any, to, but excluding, the redemption date.

If notice of redemption of any shares of Series K Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us for the benefit of the holders of the shares of Series K Preferred Stock so called for redemption, then, on and after the redemption date, dividends will not accrue on such shares of Series K Preferred Stock, such shares of Series K Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

The holders of the Series K Preferred Stock have no right to require redemption of the Series K Preferred Stock.

Voting rights

The Series K Preferred Stock will have no voting rights except as set forth below or as otherwise provided by Ohio law.

Ohio law provides for mandatory voting rights for a class of shares in certain circumstances. The holders of the outstanding shares of a class are entitled to vote as a separate voting class on any amendment to a corporation’s articles of incorporation that would result in any of the following consequences:

•

increase or decrease the par value of the issued shares of the particular class, except in the case of certain amendments to the articles of incorporation adopted by the directors of the corporation to prevent an increase in the aggregate par value of the outstanding shares of the class as a result of certain dividends or distributions;

•	change the issued shares of the particular class into a lesser number of shares of the same class or into the same or a different number of shares of any other class;

•	change the express terms, or add express terms, of the shares of the particular class in any manner substantially prejudicial to the holders of the shares;

•	change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class;

•

authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class;

•	reduce or eliminate the stated capital of the corporation in certain circumstances;

•

substantially change the purposes of the corporation, or provide that a subsequent amendment to the articles of incorporation may be adopted that would substantially change the purposes of the corporation;

•	change the corporation into a nonprofit corporation; or

•	release preemptive right of any shares of that class entitled to preemptive rights.

Ohio law also requires that any merger or consolidation of a corporation with or into any other entity in which the corporation is not the surviving corporation be approved by the holders of each class of outstanding shares, if such class of shares would be changed in such merger or consolidation in a manner that would have required the approval of such class if the change were effected by an amendment to the corporation’s articles of incorporation.

Ohio law further provides that a corporation’s board of directors may seek shareholder approval for the purchase by the corporation of its own shares, in which case shareholders would need to vote as a class to approve such repurchases even if such class did not otherwise have voting rights.

In all of the foregoing situations set forth above, the vote or consent of the holders of at least two thirds of the outstanding shares of the Series K Preferred Stock, as well as at least two thirds of the outstanding shares of each other series of preferred shares, each voting separately as a single class, given in person or by proxy at any meeting called for the purpose, will be necessary for effecting or authorizing such matter. Alternatively, the holders of the Series K Preferred Stock as well as each other series of preferred stock could approve such matters by unanimous written consent without a meeting.

We believe that each outstanding series of shares of our preferred stock, including the Series K Preferred Stock, should be treated as a separate “class” of shares for purposes of the provisions of Ohio law described above. However, we are not aware of any controlling precedent on point.

Merger and Consolidations

We will not effect any merger or consolidation of Fifth Third with or into any entity other than a corporation, or any merger or consolidation of Fifth Third with or into any other corporation, unless (a) the Series K Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series K Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series K Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in the terms of the Series K Preferred Stock.

Liquidation preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, holders of Series K Preferred Stock will be entitled to receive an amount per share referred to as the “Total

Liquidation Amount”, equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current dividend payment period to the date of liquidation. Holders of the Series K Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders of our capital stock ranking equally on liquidation to the Series K Preferred Stock, but only after payment or provision for payment of our debts and other liabilities. Holders of the Series K Preferred Stock will be entitled to receive such Total Liquidation Amount before any distribution of assets is made to holders of our common stock or any other securities ranking, as to liquidation distributions, junior to the Series K Preferred Stock.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series K Preferred Stock and all holders of any shares of our stock ranking equally as to any such distribution with the Series K Preferred Stock, the amounts paid to holders of Series K Preferred Stock and to holders of such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such other shares.

Neither the sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property and assets nor the consolidation or merger by our company with or into any other corporation or the consolidation or merger of any other corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

Conversion rights

The Series K Preferred Stock will not be convertible into shares of any other class or series of our capital stock or any other security.

No sinking fund

There will be no provisions for any maintenance or sinking funds for any of the Series K Preferred Stock.

Preemptive rights

Holders of the Series K Preferred Stock will have no preemptive or subscription rights. The Series K Preferred Stock, when issued, will be fully paid and nonassessable.

Transfer agent, registrar and paying agent

American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar and paying agent for the Series K Preferred Stock. The Series K Preferred Stock will be held in book-entry form by American Stock Transfer & Trust Company, LLC, as the depositary.

Description of the Depositary Shares

This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to the Series K Preferred Stock. The following summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares, our Articles of Incorporation and the amendment thereto creating the Series K Preferred Stock.

General

We are issuing fractional ownership interests in shares of Series K Preferred Stock in the form of Depositary Shares. Each Depositary Share will represent a 1/1000th interest in one share of Series K Preferred Stock. The Depositary Shares will be evidenced by depositary receipts. The shares of Series K Preferred Stock underlying the Depositary Shares will be deposited with American Stock Transfer & Trust Company, LLC, as depositary, under a deposit agreement to be entered into on or before the closing date (the “Deposit Agreement”), among us, the depositary, the registrar appointed thereunder and all holders from time to time of depositary receipts issued by the depositary thereunder. The Series K Preferred Stock will be issued only in fully registered form and will be registered in the name of the depositary. Copies of the Deposit Agreement and forms of the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

American Stock Transfer & Trust Company, LLC will act as transfer agent and registrar with respect to the depositary receipts, Depositary Shares and Series K Preferred Stock. American Stock Transfer & Trust Company, LLC will act as depositary with respect to the Depositary Shares. The depositary’s office at which the depositary receipts will be administered is located at 6201 15th Avenue, Brooklyn, New York 11219.

In this prospectus supplement, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names on the books that we, the transfer agent and registrar, or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the Depositary Shares. References to “holders” of Depositary Shares do not include indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-entry, delivery and form.”

Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series K Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series K Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the Series K Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series K Preferred Stock. See “Description of the Series K Preferred Stock—Dividends.”

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series K Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series K Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/1000th of the redemption price per share payable with respect to the Series K Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series K Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Series K Preferred Stock so redeemed.

If fewer than all of the outstanding Depositary Shares are redeemed, the depositary will select the Depositary Shares to be redeemed pro rata, by lot or in such other manner determined by the depositary to be equitable. In any such case, we will redeem Depositary Shares only in increments of 1,000 shares and any multiple thereof. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series K Preferred Stock and the related Depositary Shares.

Withdrawal of Series K Preferred Stock

Any holder of 1,000 or more Depositary Shares may receive the number of whole shares of Series K Preferred Stock and any money or other property represented by the Depositary Shares held by such holder after surrendering the depositary receipts representing such Depositary Shares at the corporate trust office of the depositary, paying any taxes, governmental charges and fees provided for in the Deposit Agreement and complying with any other requirement of the Deposit Agreement. Holders of Depositary Shares making these withdrawals will be entitled to receive such whole shares of Series K Preferred Stock, but holders of such whole shares of Series K Preferred Stock will not be entitled to deposit that Series K Preferred Stock under the Deposit Agreement or to receive Depositary Shares for such Series K Preferred Stock after withdrawal. If the Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Series K Preferred Stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Depositary Shares.

Amendment and termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that will materially and adversely alter the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the Series K Preferred Stock will not be effective unless the holders of at least a majority of the affected Depositary Shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of Depositary Shares, as described above under “—Withdrawal of Series K Preferred Stock,” to receive shares of Series K Preferred Stock and any money or other property represented by those Depositary Shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended Deposit Agreement.

The Deposit Agreement will automatically terminate if:

•	all outstanding Depositary Shares have been redeemed; or

•	a final distribution in respect of the Series K Preferred Stock has been made to the holders of depositary receipts in connection with any liquidation, dissolution or winding up of Fifth Third.

We may terminate the Deposit Agreement at any time upon not less than 35 days’ prior notice to the depositary, and the depositary will give notice of that termination to the record holders of all outstanding Depositary Shares not less than 30 days before the termination date. In the event of such termination, the depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of such depositary receipts, the number of whole or fractional shares of Series K Preferred Stock as are represented by the Depositary Shares evidenced by such depositary receipts.

Charges of depositary

We will pay the charges of the depositary in connection with the initial deposit of the Series K Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Series K Preferred Stock at our option, and all withdrawals of Series K Preferred Stock by holders of Depositary Shares as previously agreed between us and the depositary. We will also pay all taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. All other charges and expenses of the depositary, the registrar, and the transfer agent incident to the performance of their respective obligations arising from the depositary arrangements will be paid by us.

Miscellaneous

The depositary will forward to the holders of the Depositary Shares all reports and communications from us that we are required to furnish to the holders of the Series K Preferred Stock.

Neither the depositary nor we will be liable if it or we are prevented or delayed by law or any circumstances beyond its or our control in performing our respective obligations under the Deposit Agreement. Our obligations and the obligations of the depositary under the Deposit Agreement will be limited to the performance of such duties as are set forth in the Deposit Agreement. Neither we nor the depositary shall be subject to any liability under the Deposit Agreement, other than for bad faith, gross negligence or willful misconduct.

Neither we nor the depositary, the registrar or the transfer agent will be obligated to prosecute or defend any legal proceedings in respect of any Depositary Shares or the Series K Preferred Stock unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Series K Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and removal of depositary; termination of Deposit Agreement

The depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. Upon termination of the Deposit Agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to Series K Preferred Stock and will continue to deliver Series K Preferred Stock certificates together with such dividends and distributions. At any time after the expiration of three years from the date of termination, the depositary may sell the

Series K Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.

Voting of the Series K Preferred Stock

Because each Depositary Share represents a 1/1000th ownership interest in a share of the Series K Preferred Stock, holders of depositary receipts will be entitled to a 1/1000th vote per Depositary Share under those limited circumstances in which holders of the Series K Preferred Stock are entitled to vote.

When the depositary receives notice of any meeting at which the holders of the Series K Preferred Stock are entitled to vote, the depositary will mail (by electronic mail or first-class postage prepaid mail) the information contained in the notice to the record holders of the depositary receipts relating to the Series K Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series K Preferred Stock, may instruct the depositary to vote the amount of the Series K Preferred Stock represented by the holder’s Depositary Shares. Insofar as practicable, the depositary will vote the amount of the Series K Preferred Stock represented by Depositary Shares evidenced by such depositary receipts in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series K Preferred Stock, it will not vote the amount of Series K Preferred Stock represented by such Depositary Shares.

Listing

We have applied for listing of the Depositary Shares on the NASDAQ Global Select Market. If the listing is approved, trading of the Depositary Shares is expected to commence within the 30-day period after the original issue date of the Series K Preferred Stock. We do not expect that there will be any separate public trading market for the shares of Series K Preferred Stock, except as represented by the Depositary Shares.

Form of Depositary Shares

The Depositary Shares shall be issued will be issued only in book-entry form through DTC, as described under “Book-entry delivery and form” in this prospectus supplement. The Series K Preferred Stock will be issued in registered form to the depositary.

Description of Fifth Third Capital Stock

The following is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our Articles of Incorporation and our Code of Regulations, as amended (the “Code of Regulations”). See “Where you can find more information” for information on how to obtain a copy of our Articles of Incorporation and Code of Regulations.

Fifth Third is authorized to issue a total of 2,001,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 2,000,000,000 shares are shares of common stock, no par value, and 1,000,000 shares are shares of preferred stock, no par value. By the authority granted under the General Corporation Law of the State of Ohio, Fifth Third’s board of directors has the power to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors. Reference to this power by our board of directors includes any authorized committee thereof.

Shares of Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Fifth Third’s board of directors is authorized, within the limitations and restrictions stated in the fourth article of Fifth Third’s Articles of Incorporation, to fix by resolution: the division of such shares of preferred stock into series and the designation and authorized number of shares of each series, the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of Fifth Third’s board of directors under the General Corporation Law of the State of Ohio.

Series H Preferred Stock

In May 2013, we issued 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series H Preferred Stock. The Series H Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a non-cumulative fixed-to-floating rate dividend; and (3) is not redeemable, except, subject to receiving all required regulatory approvals, at our option (i) in whole or in part, at any time, or from time to time, on or after June 30, 2023, and (ii) in whole, but not in part, at any time prior to June 30, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series H Preferred Stock in our Articles of Incorporation.

Through, but excluding June 30, 2023, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 5.10%. Commencing on June 30, 2023 and continuing for so long as any shares of Series H Preferred Stock remain outstanding, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.033%. The Series H Preferred Stock ranks senior to shares of our common stock in the event of liquidation or dissolution of Fifth Third.

As of June 30, 2019, 600,000 depositary shares, representing 24,000 shares of the Series H Preferred Stock, were issued and outstanding.

Series I Preferred Stock

In December 2013, we issued 18,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a non-cumulative fixed-to-floating rate dividend; and (3) is not redeemable, except, subject to receiving all required regulatory approvals, at our option (i) in whole or in part, at any time, or from time to time, on or after December 31, 2023, and (ii) in whole, but not in part, at any time prior to December 31, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series I Preferred Stock in our Articles of Incorporation.

Through, but excluding December 31, 2023, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 6.625%. Commencing on December 31, 2023 and continuing for so long as any shares of Series I Preferred Stock remain outstanding, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.71%. The Series I Preferred Stock ranks senior to shares of our common stock in the event of liquidation or dissolution of Fifth Third.

As of June 30, 2019, 18,000,000 depositary shares, representing 18,000 shares of the Series I Preferred Stock, were issued and outstanding. The depositary shares representing the Series I Preferred Stock are traded on the NASDAQ Global Select Market under the symbol “FITBI”

Series J Preferred Stock

In June 2014, we issued 300,000 depositary shares, each representing a 1/25th ownership interest in a share of Series J Preferred Stock. The Series J Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a non-cumulative fixed-to-floating rate dividend; and (3) is not redeemable, except, subject to receiving all required regulatory approvals, at our option (i) in whole or in part, at any time, or from time to time, on or after September 30, 2019, and (ii) in whole, but not in part, at any time prior to September 30, 2019, following the occurrence of a “regulatory capital event,” as defined with respect to the Series J Preferred Stock in our Articles of Incorporation.

Through, but excluding September 30, 2019, dividends on the Series J Preferred Stock accrued, on a non-cumulative basis, at an annual rate of 4.90%. Commencing on September 30, 2019 and continuing for so long as any shares of Series J Preferred Stock remain outstanding, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset semiannually, plus 3.129%. The Series J Preferred Stock ranks senior to shares of our common stock in the event of liquidation or dissolution of Fifth Third.

As of June 30, 2019, 300,000 depositary shares, representing 12,000 shares of the Series J Preferred Stock, were issued and outstanding.

Series A Class B Preferred Stock

In August of 2019, we issued 200,000 shares of Series A Class B Preferred Stock. The Series A Class B Preferred Stock: (1) is entitled to vote as a class together with holders of the common stock on all matters which the holders of common stock are entitled to vote, and are entitled to twenty-four votes for each share of Series A Class B Preferred Stock; (2) whenever dividends payable on the shares have not been paid in an aggregate amount equal to six or more Series A Class B Preferred Stock dividend periods (whether or not consecutive), is entitled to class voting rights to elect two additional directors to the board of directors; (3) pays a non-cumulative dividend; and (4) is not redeemable, except, subject to receiving all required regulatory approvals, at our option (i) on and after November 25, 2022, in whole or in part, at any time, or from time to time, on any Series A Class B

Dividend Payment Date, and within 90 days following the occurrence of a “regulatory capital event,” as defined with respect to the Series A Class B Preferred Stock in our Articles of Incorporation. Dividends on the Series A Class B Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 6.00%. The Series A Class B Preferred Stock ranks senior to shares of our common stock in the event of liquidation or dissolution of Fifth Third.

Shares of Common Stock

We may issue shares of common stock in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 2,000,000,000 shares of common stock. As of July 31, 2019, we had issued 730,485,832 shares of our common stock (excluding 193,406,758 shares of common stock held in treasury). Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “FITB”. The transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC.

General

Holders of shares of our common stock are not entitled to preemptive or preferential rights. Shares of our common stock have no redemption or sinking fund provisions applicable thereto. Shares of our common stock do not have any conversion rights. The rights of holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding preferred stock and any shares of preferred stock that we may issue in the future.

We may issue authorized but unissued shares of common stock in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and under our Shareholder Direct Plan.

Our outstanding shares of common stock are fully paid and non-assessable and shares of our common stock that we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of shares of our common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on shares of our common stock is subject to the prior payment of dividends on shares of our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of shares of our common stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of shares of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of shares of any series of preferred stock, holders of shares of our common stock have the right to vote as a single class exclusively with the holders of Series A Class B Preferred Stock on all matters voted upon by the shareholders and are entitled to one vote for each share of common stock. Upon demand, holders of shares of our common stock have the right to cumulate their voting power in the election of directors under certain conditions.

Change of Control

Articles of Incorporation and Code of Regulations. Our Articles of Incorporation and Code of Regulations contain various provisions which could discourage or delay attempts to gain control of us, including among others, provisions that:

•	authorize the board of directors to fix its size between 10 and 30 directors;

•	provide that directors may be removed only for cause and only by a vote of the holders of a majority of the shares entitled to vote thereon; and

•	authorize directors to fill vacancies on the board that occur between annual stockholder meetings, except for vacancies caused by a director’s removal by a stockholder vote.

In addition, the ability of the board of directors to issue authorized but unissued common shares or preferred stock could have an anti-takeover effect.

Federal Bank Regulatory Limitations. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition; and

•

within that time period, the Federal Reserve Board does not issue a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition otherwise required Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Fifth Third, generally would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding common shares. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common shares. A company’s obtaining “control” of Fifth Third would also require Federal Reserve Board prior approval. “Control” generally means:

•	the ownership or control of 25% or more of a class of voting securities;

•	the ability to elect a majority of the directors; or

•	the ability otherwise to exercise a controlling influence over management and policies.

Ohio Law. Ohio law contains provisions that also could make more difficult a change of control of us or discourage a tender offer or other plan to restructure us. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Control Share Acquisition Act. The Ohio Control Acquisition Act provides that any “control share acquisition” of an Ohio issuing public corporation may be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Control Share Acquisition Act, unless the corporation’s articles of incorporation or code of regulations provide that the Control Share Acquisition Act does not apply to control share acquisition of its shares. Our Articles of Incorporation and Code of Regulations do not so provide, and accordingly we are subject to the Control Share Acquisition Act. Subject to certain exceptions, a “control share acquisition” means the acquisition, directly or indirectly, by any person of shares of the corporation that, when added to all other shares in respect to which the person exercises voting power, would entitle that person, directly or indirectly to exercise voting power in the election of directors within the following ranges:

•	20% or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more.

The Control Share Acquisition Act also requires that the acquiring person deliver an acquiring person statement to the corporation. The corporation must call a special meeting of its stockholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees to a later date.

The Control Share Acquisition Act further specifies that the stockholders must approve the proposed control share acquisition by certain percentages at a special meeting of stockholders at which a quorum is present. In order to comply with the Control Share Acquisition Act, the acquiring person may only acquire shares upon the affirmative vote of:

•	a majority of the voting power of the common shares entitled to vote in the election of directors that is represented in person or by proxy at the separate special meeting; and

•

a majority of the voting power of the common shares that is represented in person or by proxy at the special meeting excluding those shares of the common shares deemed to be “interested shares” for purposes of the Control Share Acquisition Act.

“Interested shares” are shares the voting power of which in the election of directors is controlled by:

•	an acquiring person;

•	any officer of the corporation;

•	any employee who is also a director of the corporation; or

•

any person who transfers such shares for value after the record date for the special meeting, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

“Interested shares” also includes common shares that are acquired by any person during the period beginning on the date of the first public disclosure of a proposed control share acquisition or any proposed merger, consolidation or other transaction that would result in a change of control of the corporation or all or substantially all of its assets and ending on the record date for the special meeting if either:

•	the aggregate consideration paid by the person (and any other person acting in concert with the person) for shares of the corporation’s common shares exceeds $250,000; or

•

the number of shares acquired by the person (and any other person acting in concert with the person), exceeds one-half of one percent of the outstanding shares of the corporation’s common shares entitled to vote in the election of directors.

In order to comply with the Control Share Acquisition Act, the proposed control share acquisition must be completed no later than 360 days following stockholder authorization.

Merger Moratorium Statute. Ohio corporation law prohibits an issuing public corporation, such as Fifth Third, from engaging in certain transactions with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless, prior to such date, the directors of the corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested stockholder. An interested stockholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors.

The transactions covered include:

•

any merger, consolidation, combination, or majority share acquisition between or involving the corporation or a subsidiary and an interested stockholder or an affiliate or associate of an interested stockholder;

•

certain transfers of property, dividends, and issuance or transfers of shares, from or by the corporation or a subsidiary to, with, or for the benefit of an interested stockholder or an affiliate or associate of an interested stockholder unless the transaction is in the ordinary course of the corporation’s business and on terms no more favorable to the interested stockholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which:

—	increase the proportionate share ownership of an interested stockholder;

—	result in the adoption of a plan, proposed by or on behalf of the interested stockholder, providing for the dissolution, winding up of the affairs, or liquidation of the corporation; or

—	pledge or extend the credit or financial resources of the corporation to or for the benefit of the interested stockholder.

After the initial three-year moratorium has expired, the corporation may engage in a covered transaction if:

•	the acquisition of shares pursuant to which the relevant person became an interested stockholder received the prior approval of the Board of Directors;

•

the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the corporation in the election of directors and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested stockholder or an affiliate or associate of an interested stockholder; or

•	the transaction meets certain statutory tests designed to ensure that it is economically fair to all stockholders.

Tender Offer Procedures. Ohio corporation law also provides that an offeror may not make a tender offer that would result in the offeror beneficially owning more than 10% of any class of the corporation’s equity securities without first filing certain information with the Ohio Division of Securities and providing such information to the corporation and stockholders within Ohio. The Ohio Division of Securities may suspend the continuation of the tender offer if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the tender offer. The statute also provides that an offeror may not acquire any equity security of the corporation within two years of the offeror’s previous acquisition of any equity security of the corporation pursuant to a tender offer unless the Ohio stockholders may sell such security to the offeror on substantially the same terms as the previous tender offer. The statute does not apply to a transaction if either the offeror or the target corporation is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval. Consequently, this Ohio statute will only apply if the proposed transaction does not trigger prior approval requirements discussed above under “Federal Bank Regulatory Limitations.”

Dissenter’s Rights. Under Ohio law, stockholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Stockholders entitled to relief as dissenting stockholders under Ohio law include stockholders:

•	dissenting from certain amendments to the corporation’s articles of incorporation;

•	of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•	of a corporation that is being merged or consolidated into a surviving or new entity;

•	of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged;

•	of a domestic corporation that is being converted.

The existence of the above provisions could potentially result in Fifth Third being less attractive to a potential acquiror, or result in our stockholders receiving less for their common stock than otherwise might be available if there is a takeover attempt.

Changes to Ohio law have eliminated dissenter’s rights in connection with the above corporate actions if the shares of the corporation for which a stockholder would make a demand are listed on a national securities exchange and no proceedings are underway to delist the shares. Therefore, none of our stockholders who own shares of our stock listed on a national securities exchange could exercise dissenter’s rights with respect to such shares unless, and until, such shares would be delisted. Currently, our common stock, Series I Preferred Stock, and Series A Class B stock are the only shares of our capital stock that are listed on a national securities exchange.

Book-entry, delivery and form

The Depositary Shares will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered global depositary receipts will be issued representing in the aggregate the total number of the Depositary Shares. Such global depositary receipt will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global depositary receipt, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Depositary Shares represented by such global depositary receipts for all purposes under the Deposit Agreement. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global depositary receipt will not be entitled to have the Depositary Shares represented by such global receipt registered in their names, will not receive or be entitled to receive physical delivery of such Depositary Shares in definitive form and will not be considered the owners or holders thereof. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global receipt and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder.

Owners of beneficial interests in a global depositary receipt may elect to hold their interests in such global depositary receipt either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the Depositary Shares are represented by the global depositary receipts, we will pay dividends, if any, on the Series K Preferred Stock represented by the Depositary Shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor American Stock Transfer & Trust Company, LLC will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to Depositary Shares held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Depositary Shares held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the Depositary Shares will be required to make their initial payment for the Depositary Shares in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Depositary Shares in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Depositary Shares received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Depositary Shares settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Depositary Shares by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Depositary Shares among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that Fifth Third Bancorp believes to be reliable (including DTC, Clearstream and Euroclear), but Fifth Third Bancorp takes no responsibility for the accuracy thereof.

Neither Fifth Third Bancorp, the Depositary nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the Depositary Shares or payments to, or the providing of notice to participants or beneficial owners.

Certain U.S. federal income tax considerations

This section describes the material U.S. federal income tax consequences of owning the Depositary Shares. It applies to you only if you acquire Depositary Shares upon their original issuance at their original offering price and you hold your Depositary Shares as capital assets for tax purposes. This section does not describe other U.S. federal tax consequences, nor does it describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations under the Code, and published rulings and court decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein.

This section does not describe all of the consequences that may be relevant to you if you are a member of a class of holders subject to special rules, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, non-U.S. holders (as defined below) subject to the Medicare contribution tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Depositary Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

In general, and assuming that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms, for United States federal income tax purposes, if you hold Depositary Shares, you will be treated as the owner of the underlying Series K Preferred Stock represented by those Depositary Shares. Accordingly, the following discussion addresses the tax consequences of owning share of Series K Preferred Stock as if you owned such shares directly rather than through the ownership interests represented by the Depositary Shares which are being sold in this offering.

Tax consequences may vary depending upon the particular status of an investor. Potential investors should consult with their own tax advisers in determining the specific tax consequences and risks to them of purchasing, holding and disposing of Depositary Shares, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

U.S. holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of Depositary Shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends. Distributions with respect to the Series K Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S.

federal income tax purposes. To the extent that the amount of a distribution with respect to the shares of Series K Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series K Preferred Stock and thereafter as capital gain. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future years for distributions with respect to the Series K Preferred Stock to be treated as dividend income.

Distributions constituting dividend income received by an individual U.S. holder in respect of Series K Preferred Stock will be “qualified dividend income” if the Series K Preferred Stock has been held for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. Qualified dividend income is generally taxed at favorable rates applicable to long-term capital gains.

In addition, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on all or a portion of its “net investment income”, which will generally include its dividend income and its net gains from the disposition of Series K Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series K Preferred Stock.

Distributions with respect to the Series K Preferred Stock constituting dividend income paid to holders that are U.S. corporations or entities taxed as corporations will generally qualify for the dividends-received deduction if the applicable holding period is met.

The availability of the reduced dividend tax rate for individuals and the dividends-received deduction for U.S. corporations are subject to certain exceptions for short-term and hedged positions and other applicable limitations. You should consult your own tax adviser regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Series K Preferred Stock equal to the difference between the amount realized (which does not include any declared but unpaid distributions, which will be treated in the manner described above) upon the sale or exchange and such U.S. holder’s adjusted tax basis in the securities sold or exchanged. A U.S. holder’s initial tax basis in the Series K Preferred Stock will equal its cost. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the securities sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at the same lower maximum tax rates applicable to qualified dividend income summarized above. Net capital gains of a U.S. holder other than long-term capital gains are taxed at the rates applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Although a U.S. holder receiving cash in a redemption of the Series K Preferred Stock is generally expected to be taxed in the same manner described for any other disposition, that treatment is subject to certain exceptions, particularly in the case of a holder actually or constructively owning other shares of our stock. A U.S. holder should consult its own tax adviser regarding the application of these rules in light of its particular circumstances.

Backup withholding on U.S. holders. U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series K Preferred Stock and to payments of proceeds on the disposition of the Series K Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”) in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information, but does not do so in the proper manner.

Information reporting. Information returns will generally be filed with the IRS in connection with the payment of dividends on the Series K Preferred Stock to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the disposition of the Series K Preferred Stock.

Non-U.S. holders

The discussion in this section is addressed to non-U.S. holders of the Series K Preferred Stock. For this purpose, a non-U.S. holder is a beneficial owner of Series K Preferred Stock other than a U.S. holder or partnership.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the Series K Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is eligible for treaty benefits. The 30% withholding does not apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI. In such case, the dividends will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of the Series K Preferred Stock unless: (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder); (2) in the case of an individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist; or (3) we have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition of the Series K Preferred Stock and certain other conditions are met. We believe that we are not currently, and we do not anticipate becoming, a U.S. real property holding corporation.

Although a non-U.S. holder receiving cash in a redemption of the Series K Preferred Stock is generally expected to be taxed in the same manner described for any other disposition, that treatment is subject to certain exceptions, particularly in the case of a non-U.S. holder actually or constructively owning other shares of our stock. A non-U.S. holder should consult its own tax adviser regarding the application of these rules in light of its particular circumstances.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the person is a non-U.S. person, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Series K Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Series K Preferred Stock if such sale is effected through a foreign office of a broker without certain specified U.S. connections.).

FATCA withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends received in respect of the Series K Preferred Stock could be affected by this withholding if a holder is subject to the FATCA information reporting requirements and fails to comply with them or holds the Series K Preferred Stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with them (even if payments to the holder would not otherwise have been subject to FATCA withholding). Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding, including the possible application of an intergovernmental agreement that alters the general FATCA requirements.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the Series K Preferred Stock as a result of a failure by a holder (or by an institution through which a holder holds the Series K Preferred Stock) to comply with FATCA, neither Fifth Third Bancorp nor any paying agent nor any other person would, pursuant to the terms of the Series K Preferred Stock, be required to pay additional amounts with respect to any Series K Preferred Stock as a result of the deduction or withholding of such tax. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if a holder is entitled to have such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the Series K Preferred Stock. You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership and disposition of the Series K Preferred stock.

ERISA Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan (an “ERISA Plan”) subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Depositary Shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “ERISA Plans”), from engaging in certain transactions involving “plan assets” of any such plan, account or arrangement with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Depositary Shares by an ERISA Plan with respect to which Fifth Third Bank or certain of its affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Depositary Shares are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Depositary Shares. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by qualified professional asset managers), PTCE 90-1 (for transactions involving insurance company pooled separate accounts), PTCE 91-38 (for transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding the Depositary Shares in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Depositary Shares or any interest therein will be deemed to have represented by its purchase and holding of the Depositary Shares that it either (1) is not an ERISA Plan and is not purchasing the Depositary Shares on behalf of or with “plan assets” of any ERISA Plan or (2) is an ERISA Plan and either the purchase is eligible for exemptive relief under one of the available exemptions if it would otherwise be a prohibited transaction or the purchase is not a prohibited transaction and no exemptive relief is needed. In addition, any purchaser or holder of the Depositary Shares or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the Depositary Shares that its purchase and holding will not violate the provisions of any similar law.

In addition, without limiting the foregoing, each purchaser and subsequent transferee of the Depositary Shares that is, or is acting on behalf of, or is acquiring such Depositary Shares (or interest therein) with assets of, an ERISA Plan (the “Plan Fiduciary”) will be deemed to have represented and warranted at all times, in its corporate and its fiduciary capacity, by its purchase and holding of the Depositary Shares, that neither we, nor the underwriter, nor any of our or their affiliates has provided or will provide impartial investment advice or give advice in a fiduciary capacity with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the Depositary Shares by the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code).

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of the rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with “plan assets” of any ERISA Plan or non-ERISA arrangement consult with their counsel regarding the potential consequences of any purchase or holding of the Depositary Shares. If you are the fiduciary of an ERISA Plan or non-ERISA arrangement, and propose to invest in the Depositary Shares, you should consult your legal counsel.

Nothing herein shall be construed as, and the sale of Depositary Shares to an ERISA Plan is in no respect, a representation by us or the underwriters that any investment in the Depositary Shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, ERISA Plans generally or any particular ERISA Plan. Purchasers of the Depositary Shares have the exclusive responsibility for ensuring that their purchase and holding of the Depositary Shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable similar laws.

Underwriting (conflicts of interest)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and UBS Securities LLC are acting as representatives (together, the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the number of Depositary Shares indicated below:

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC	2,700,000
J.P. Morgan Securities LLC	1,400,000
Wells Fargo Securities, LLC	2,700,000
UBS Securities LLC	2,700,000
Fifth Third Securities, Inc.	500,000
Total:	10,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the Depositary Shares subject to their acceptance of the Depositary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Depositary Shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Depositary Shares offered by this prospectus supplement if any such Depositary Shares are taken.

The underwriters initially propose to offer part of the Depositary Shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at the public offering price less a concession not to exceed $0.15 per Depositary Share sold to institutional investors and $0.50 per Depositary Share sold to retail investors. After the initial offering of the Depositary Shares, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the per Depositary Share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Depositary Share	Total
Public offering price(1)	$25.00	$250,000,000.00
Underwriting discounts to be paid by us	$0.7496	$7,495,525.00
Proceeds, before expenses, to us	$24.2504	$242,504,475.00

(1)	Plus declared dividends, if any, on the Series K Preferred Stock from September 17, 2019 to the date of delivery.
(2)

Reflects 706,000 Depositary Shares sold to institutional investors for which the underwriters received an underwriting discount of $0.25 per Depositary Share and 9,294,000 Depositary Shares sold to retail investors for which the underwriters received an underwriting discount of $0.7875 per Depositary Share.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $650,000.

The Series K Preferred Stock and the related Depositary Shares are new issues with no established trading market. We have applied for listing of the Depositary Shares on the NASDAQ Global Select

Market. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. If the listing is approved, trading of the Depositary Shares is expected to commence within the 30-day period after the original issue date of the Series K Preferred Stock. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity. We have been advised by the underwriters that the underwriters intend to make a market in the Depositary Shares, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Depositary Shares.

We have agreed that, from the date of the underwriting agreement and continuing to and including the 30th day after the date of the underwriting agreement, we will not, without the prior written consent of the representatives, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of (i) any preferred securities issued or guaranteed by the Company or (ii) shares of any class of capital stock of the Company (other than the Depositary Shares and the Series K Preferred Stock pursuant to this offering), which is preferred as to the payment of dividends, or as to the distribution of assets upon any liquidation or dissolution of the Company, over shares of any other class of capital stock of the Company.

The representatives, in their sole discretion, may release the Depositary Shares and other securities subject to the restrictions described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the Depositary Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Depositary Shares. Specifically, the underwriters may sell more Depositary Shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Depositary Shares in the open market to stabilize the price of the Depositary Shares. These activities may raise or maintain the market price of the Depositary Shares above independent market levels or prevent or retard a decline in the market price of the Depositary Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have agreed to indemnify us and we have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Depositary Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Fifth Third and/or its affiliates, for which they have in the past received, and may in the future receive, customary fees and expenses.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or for the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no Depositary Shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Depositary Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(1) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(2) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(3) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Depositary Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Depositary Shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong

This prospectus supplement and the accompanying prospectus neither constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), nor are they an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). This prospectus supplement and the accompanying prospectus are for distribution in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder. Each of the underwriters has undertaken and agreed not to sell or offer in Hong Kong, by means of any document, the Depositary Shares other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the prospectus supplement and the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Depositary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Depositary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Depositary Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Depositary Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The Depositary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX’’) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Depositary Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the Depositary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Depositary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the Depositary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (‘‘CISA’’). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Depositary Shares.

Conflicts of Interest

Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of FINRA imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of the Depository Shares to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121.

Validity of securities

The validity of the Series K Preferred Stock and the Depositary Shares will be passed upon for us by Graydon Head & Ritchey LLP, Cincinnati, Ohio. The validity of the Series K Preferred Stock and the Depositary Shares will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Davis Polk & Wardwell LLP from time to time performs legal services for Fifth Third. Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP will rely as to all matters of Ohio law upon the opinion of Graydon Head & Ritchey LLP.

Experts

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Stock Purchase Contracts

Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FITB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

Investing in these securities involves certain risks. See the information included and incorporated herein by reference and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2018.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2019.

Unless the context requires otherwise, references to “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, subordinated debt securities, senior debt securities, warrants, stock purchase contracts, units, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 1, 2019;

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•	Current Reports on Form 8-K filed on January 23, 2019, January 25, 2019, March 7, 2019, March 11, 2019, March 15, 2019, March 18, 2019, and March 22, 2019; and

•	Proxy Statement on Schedule 14A dated March 6, 2019.

You can obtain a copy of these Fifth Third filings at no cost on Fifth Third’s website, http://www.53.com under the “Investor Relations” link, then under the heading “Financial Information” and then under the subheading “SEC Filings”. The information contained on our website is not incorporated into this prospectus supplement or accompanying prospectus except as described in this section of this prospectus supplement. You also may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Office of the Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10909F

Cincinnati, OH 45263

(513) 534-4300

We have not authorized anyone else to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of the securities. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

In facilitating the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may

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act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

We may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we may resell a security acquired from other holders, after the original offering and a sale of the security. Resales may occur in the open market or may be privately negotiated, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

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In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us under agreements that may be entered into with us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Graydon Head & Ritchey LLP, Cincinnati, Ohio. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which expressed an unqualified opinion and included an explanatory paragraph regarding Fifth Third Bancorp’s election to retrospectively change the accounting for qualifying Low-Income Housing Tax Credit investments from the equity method to the proportional amortization method), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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